Exhibit 99.1

bluebird bio Announces Interim Phase 1 Dose Escalation Data for its Anti-BCMA CAR T Product Candidate in Patients with Relapsed/Refractory Multiple Myeloma

-100% of patients (n=6) in second and third dose cohorts achieved an objective response; two patients MRD-negative; overall response rate (ORR) is 78% –

-Two patients achieved stringent complete responses, with 6 and 4 months follow-up  –

-Among all dosed patients (n=11), no dose-limiting toxicities to date, no Grade 3 or Grade 4 cytokine release syndrome or Grade 3 or Grade 4 neurotoxicity observed –

-Company to hold conference call and webcast with slides at 8:00 am ET on Thursday, December 1st –

CAMBRIDGE, Mass., November 30, 2016 – bluebird bio, Inc. (Nasdaq: BLUE), a clinical-stage company committed to developing potentially transformative gene therapies for severe genetic diseases and T cell-based immunotherapies for cancer, announced that interim data from its ongoing Phase 1 clinical study of bb2121, the company’s investigational anti-BCMA CAR T cell product candidate in patients with relapsed/refractory multiple myeloma, will be presented on Thursday, December 1, 2016 at the 28th EORTC-NCI-AACR Molecular Targets and Cancer Therapeutics Symposium in Munich, Germany. bluebird bio is developing bb2121 in collaboration with Celgene Corporation.

“We are pleased that these early data from our ongoing Phase 1 study of bb2121 demonstrate objective anti-tumor responses in heavily pre-treated patients with multiple myeloma, with all patients in the 15.0 x 107 and 45.0 x 107 CAR+ T cell dose cohorts achieving responses, including among them, patients with stringent complete responses and elimination of minimal residual disease,” said David Davidson, M.D., chief medical officer, bluebird bio. “We are also encouraged by the safety profile to date, particularly the lack of severe cytokine release syndrome or neurotoxicity. In light of these positive data, and thanks to the multiple participating clinical sites and centralized manufacturing infrastructure we and our partner Celgene have built for this program, we anticipate efficiently completing the dose escalation stage of the trial and initiating the expansion cohort.”

Clinical remissions and limited toxicity in a first-in-human multicenter study of bb2121, a novel anti-BCMA CAR T cell therapy for relapsed/refractory multiple myeloma (Abstract #14, LBA)

Presenter: Yi Lin, M.D., Ph.D., Assistant Professor of Medicine and Oncology, Mayo Clinic Division of Hematology, Rochester, MN

Date: Thursday, December 1, 2016, 18:00 CET (12:00 pm ET)

Session: Plenary Session 7

The open-label Phase 1 CRB-401 study (NCT02658929) is investigating the administration of bb2121 anti-BCMA CAR T cells in patients with relapsed and/or refractory multiple myeloma. The primary endpoint of the study is incidence of adverse events (AEs) and abnormal laboratory test results, including dose-limiting toxicities (DLTs). The study also seeks to assess disease-specific response criteria including: complete response (CR), very good partial response (VGPR), and partial response (PR) according to the International Myeloma Working Group (IMWG) Uniform Response Criteria for Multiple Myeloma. The study also seeks to determine the recommended dose for further clinical trials. Patients on study were heavily pre-treated, with a median of six prior therapies (range: 5 - 13). As of the November 18th, 2016 data cut-off, 11 patients had been enrolled and dosed in four dose cohorts: 5.0 x 107, 15.0 x 107, 45.0 x 107 and 80 x 107 CAR+ T cells. All 11 dosed patients were evaluable for safety, and the first nine patients (5.0 x 107, 15.0 x 107, 45.0 x 107 dose cohorts) have undergone their first multiple myeloma tumor restaging and were evaluable for efficacy. This study is currently enrolling patients at seven sites in the U.S., with an anticipated total enrollment of 50 patients.

Patients received a conditioning regimen of cyclophosphamide and fludarabine, followed by an infusion of bb2121 anti-BCMA CAR T cells. The CAR T cells were produced from each patient’s own blood cells, which were modified using a lentiviral vector encoding the anti-BCMA CAR.

Results, as of November 18th, 2016 Data Cut-off:

Cohort	1	2	3
CAR+ T Cell dose	5.0 x 10[7]	15.0 x 10[7]	45.0 x 10[7]
Overall Response Rate in cohort	33%	100%	100%

Best Response	PD SD PR	sCR (time to response: 2 months) sCR* (time to response: 4 months) VGPR* *Both patients with a minimal residual disease (MRD) assessment at Month 1 were MRD negative	PR PR PR
All patients in cohorts 2 and 3 with bone marrow involvement at baseline had no detectable multiple myeloma cells in their bone marrow on Day 14 or beyond
Median Prior Lines of Therapy

6 (range: 5-13); all patients had a prior autologous stem cell transplant, as well as prior exposure to a proteasome inhibitor and an immunomodulatory agent; 64 percent of patients had previously received daratumumab or CD38 antibody

Safety	No dose-limiting toxicities and no Grade 3 or higher neurotoxicities or Grade 3 or higher cytokine release syndrome (CRS) have been observed. No patients received tocilizumab or steroids.

Investor Webcast Information

bluebird bio will host a conference call to discuss these data at 8:00 a.m. ET tomorrow, December 1, 2016. The live webcast can be accessed under "Calendar of Events" in the Investors and Media section of the company's website at www.bluebirdbio.com. The webcast will be available for replay for 30 days on the company website. Alternatively, investors may listen to the call by dialing (844) 825-4408 from locations in the United States or (315) 625-3227 from outside the United States. Please refer to conference ID number 27009736.

About bluebird bio, Inc.

With its lentiviral-based gene therapies, T cell immunotherapy expertise and gene editing capabilities, bluebird bio has built an integrated product platform with broad potential application to severe genetic diseases and cancer. bluebird bio’s gene therapy clinical programs include its Lenti-D™ product candidate, currently in a Phase 2/3 study, called the Starbeam Study, for the treatment of cerebral adrenoleukodystrophy, and its LentiGlobin™ BB305 product candidate, currently in four clinical studies for the treatment of transfusion-dependent β-thalassemia and severe sickle cell disease. bluebird bio’s oncology pipeline is built upon the company’s leadership in lentiviral gene delivery and T cell engineering, with a focus on developing novel T cell-based immunotherapies, including chimeric antigen receptor (CAR T) and T cell receptor (TCR) therapies. bluebird bio’s lead oncology program, bb2121, is an anti-BCMA CAR T program partnered with Celgene. bb2121 is currently being studied in a Phase 1 trial for the treatment of relapsed/refractory multiple myeloma. bluebird bio also has discovery research programs utilizing megaTALs/homing endonuclease gene editing technologies with the potential for use across the company’s pipeline.

bluebird bio has operations in Cambridge, Massachusetts; Seattle, Washington; and Paris, France.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s bb2121 product candidate to treat relapsed/refractory multiple myeloma.  Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks that the preliminary positive results from our ongoing CRB-401 clinical trial of bb2121 will not continue or be repeated in our ongoing or planned clinical trials of bb2121, the risk of a delay in the enrollment and treatment of patients in our CRB-401 clinical study, and the risk that our bb2121 product candidate will not be successfully developed, approved or commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Contact:

Investors:

bluebird bio, Inc.

Manisha Pai, 617-245-2107

mpai@bluebirdbio.com

Media:

bluebird bio, Inc.

Elizabeth Pingpank, 617-914-8736

epingpank@bluebirdbio.com

or

Pure Communications, Inc.

Dan Budwick, 973-271-6085